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                                                                    Exhibit 10.1
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July 27, 2000



Mr. Steven B. Kaufman
116 E. Emerson Road
Lexington, MA  02420

Dear Steve:

In addition to your offer letter Avici will offer the following terms:

If you are terminated without cause, or have a significant reduction in responsibility, position, or compensation, you will receive a) accelerated vesting of 75,000 shares of the option granted (Grant 3) of Avici Common Stock at the exercise price of $31 per share and b) twelve-month continuation of base salary and benefits to be paid out in accordance with Avici's payroll cycle.

In the event of a change of control of Avici, you will receive accelerated vesting of 50% of all remaining unvested options. Further, if due to a Change of Control, you are terminated without cause or have a significant reduction in responsibility, position, or compensation, all remaining unvested options would become fully vested.

If you should die or become permanently physically disabled to an extent where you are unable to perform you duties, all granted options will vested upon such an event.

Steve, once again we look forward to joining Avici.

Sincerely,

/s/ Surya Panditi

Surya Panditi
President and CEO
Avici Systems, Inc.